UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2011

EXOPACK HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, SC		29302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Executive Officer

On November 28, 2011, Exopack Holding Corp. (the “Company”) appointed David Ziegler as interim Chief Financial Officer, effective immediately. Mr. Ziegler will serve as the Company’s Chief Financial Officer until the Company is able to find a permanent replacement for the Chief Financial Officer position. Mr. Ziegler is associated with Pillar Solutions Group, LLC, a management consulting firm that provides executive resource solutions. The Company will pay Pillar Solutions Group, LLC $200 per hour for the services provided by Mr. Ziegler.

Mr. Ziegler, 67, joined Pillar Solutions Group, LLC on November 12, 2011. From May 2011 to June 2011, Mr. Ziegler served as a financial consultant to PetroLogistics LLC, a manufacturer of propylene. From January 2010 to May 2010, Mr. Ziegler served as a financial consultant to Critical Information Network, LLC, an entity specializing in providing technology-enabling learning and certification solutions. From 2008 to 2009, Mr. Ziegler was a financial consultant to Lighting Science Group Corporation, an international manufacturer of LED lighting solutions for consumer and industrial applications. From 2007 to 2008, Mr. Ziegler was the interim President of The UniMark Group, Inc., an agricultural company with operations in Mexico. Prior to his appointment as interim President, Mr. Ziegler served as Chief Financial Officer of The UniMark Group, Inc. from 1999 to 2005 and as a director of The UniMark Group, Inc. from 2000 to 2003. From 2006 to 2007, Mr. Ziegler was interim Chief Financial Officer of Utilicraft Aerospace Industries, Inc., a development stage aerospace company. Currently, Mr. Ziegler serves as a director of the Grant Halliburton Foundation, a non-profit organization in Dallas, Texas. Mr. Ziegler is a certified public accountant and received his Bachelor of Arts in Accounting from Michigan State University in 1966. Mr. Ziegler has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Ziegler does not hold a directorship with any reporting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: December 1, 2011	By:	/s/ Tom Vale
Name: Tom Vale
Title: President, Chief Executive Officer, Chief Operating Officer and Secretary